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                                                                  Exhibit (99)

                                       For further details, call
                                       Jeffrey W. Church, Executive VP, CFO
                                       Biospherics Incorporated
December 17, 1997                      at (301) 419-3900



                     BIOSPHERICS PLANS HEALTHCARE SUBSIDIARY,
                            RECEIVES PRIVATE FINANCING


    Biospherics Incorporated (NASDAQ/BINC), Beltsville, Maryland, today announced plans to enter the fast-growing healthcare information and management industry. A newly formed subsidiary approved by the Company's shareholders in its May 1997 meeting will provide health information and guidance to HMOs, other group health organizations, and self-insured employers. The venture will feature nurse triage, disease management, and health risk assessment services.

    The new organization will combine Biospherics' healthcare oriented call center operations utilizing technology obtained from Clinical Solutions, Incorporated (CSI) of Menlo Park, California. Biospherics and CSI have signed a letter of agreement that provides CSI an equity interest in the subsidiary. The subsidiary will have the benefit of CSI's outstanding staff of medical and marketing personnel, and its proprietary algorithm software, which will be used by call center nurses to give accurate and fast information to callers with health problems. The CSI algorithm system has been evaluated by medical experts as superior to the older and slower protocol software. The two organizations are working out details of the new venture pending a final agreement. Commencement of operations is also dependent upon the new organization's obtaining permanent financing. Such financing is currently anticipated near the end of the first quarter of 1998.

    To help fund the subsidiary's start-up as well as support Biospherics' general working capital and capital expenditure needs including software development for future contracts, the Company completed a $3 million private offering of units to a single institutional investor. The Company sold 375,000 units, each unit consisting of two shares of common stock and two warrants with exercise prices of $4.00 and $4.50 per share, respectively. The transaction was effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as established by the U.S. Securities and Exchange Commission (SEC) and the Securities Act of 1933. The warrants are exercisable for a three-year period after the date of closing. Should all the warrants be exercised, the Company will receive an additional $3.2 million. The initial net proceeds from the sale of $3 million of units will come to approximately $2.7 million. The Company has agreed to file a Registration Statement on Form S-3 with the SEC for the resale of all registrable securities covered by this transaction.

    Dr. Gilbert V. Levin, President of Biospherics, said "The capabilities of CSI combined with our Company's extensive medical call center experience places the new enterprise in the forefront of this dramatically growing industry. The Nation's medical bills now top $1 trillion, and the market is wide open for firms who can control costs while improving healthcare."

    Those from CSI joining the new organization will be: Dennis McShane, M.D., Stanford University, principal inventor of the algorithm system, and Clinical Professor of Medicine in Immunology at Stanford; Glenn Laffel, M.D., University of Miami, Ph.D. from MIT, formerly Senior Attending Physician Cardiac Transplantation Program, Director of Quality Care Management at Brigham's and Women's Hospital, editor of QUALITY MANAGEMENT IN HEALTH CARE; David Hodges, M.D., NYU, M.P.H., Harvard School of Public Health; and Harry Harrington, B.A., University of California, Berkeley, and an M.Ed., San Jose State University, formerly vice president for business development at Healthtrac, Incorporated, and director of strategic marketing for Blue Shield of California. Mr. Harrington is Associate Editor for the AMERICAN JOURNAL OF HEALTH PROMOTION.


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    Under its motto, "Technologies for Information and Health," Biospherics'
mission is to provide guidance and products to improve the quality of life. The Firm offers telecommunications and database management information systems and proprietary food and medical innovations.

                    Our Internet address is:  http://www.biospherics.com

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